Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) Registration Statements No. 333-78139, 333-92997, 333-57238, 333-100815 and 333-110755 of Prosperity Bancshares, Inc. on Form S-8 (ii) Registration Statement No. 333-93857 of Prosperity Bancshares, Inc. on Form S-3 and (iii) Registration Statement No. 333-106000 of Prosperity Bancshares, Inc. on Form S-4 of our reports dated March 8, 2005, relating to the consolidated financial statements of Prosperity Bancshares, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Prosperity Bancshares, Inc. for the year ended December 31, 2004.

/s/Deloitte & Touche LLP

Houston, Texas

March 14, 2005